UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2021

SUGARMADE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23446	94-3008888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Royal Oaks Dr., Suite 108 Monrovia, CA	91016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 982-1628

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01. Other Events.

On March 28, 2021, Sugarmade, Inc. (the “Company”) entered into a letter of intent (the “LOI”) by and between the Company and Lemon Glow Company (“Lemon Glow”). Under the terms of the LOI, the Company and Lemon Glow agreed to enter into an acquisition agreement pursuant to which the Company would acquire Lemon Glow for a purchase price of $23,280,000, $4,656,000 of which will be paid in cash and $18,624,000 of which will be paid in equity. Pursuant to the terms of the LOI, the Company must pay $680,000 as an earnest money deposit. To date, the Company has paid Lemon Glow $400,000 of the earnest money deposit.

Lemon Glow is the owner of a 640 acre property located in Lake Country, California. Lemon Glow is in the process of improving 32 acres of the 640 acres for use as a regulated cannabis cultivation site. The Company and Lemon Glow expect that the annual potential cultivation yield at the property is approximately 4,000 pounds per acre of dry trimmed cannabis flower, although there can be no assurance that the property will yield this amount or any at all.

The LOI contemplates that the Company will conduct due diligence and that Lemon Glow will cooperate with the Company in its due diligence. The LOI is valid for 30 days from March 28, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: April 1, 2021	By:	/s/ Jimmy Chan
	Name:	Jimmy Chan
	Title:	Chief Executive Officer and Chief Financial Officer